Exhibit 3.7

Operating Agreement—Delaware.

This Operating Agreement (the “Agreement”) is made as of May 20, 2005 by and between the members of the Cardtronics Holdings, LLC (the “Company”) as follows:

ARTICLE I

FORM ATION AND POWERS

The parties confirm their intention to form a Delaware limited liability company by the name of Cardtronics Holdings, LLC, upon the terms and conditions set forth in this Agreement and pursuant to the Delaware Limited Liability Company Act (the “Act”). The rights and obligation of the Company and its members and managers shall be as provided in the Act except as otherwise expressly provided in this Agreement.

Formation. The Organizer has filed its Certificate of Formation with the Delaware Secretary of State in order to form the Company pursuant to the Act. All authority that the Organizer may have as a result of acting as the Organizer is hereby transferred to the Company and its members.

Purpose. The purpose of the Company shall be to hold stock of a newly acquired foreign subsidiary.

ARTICLE II

VOTING

Voting Rights. The members shall have the right to vote separately or with all or any class or group of the members or associated managers on any matter.

On each matter requiring action by the members, each member shall be entitled to vole the member’s Ownership Percentage. Except as otherwise stated in this Agreement, a matter submitted to a vote of the members shall be deemed approved if approved by (a) members whose aggregate Ownership Percentages exceed the aggregate Ownership Percentages of members voting against the matter at a meeting of members at which a quorum is present or (b) members whose aggregate Ownership Percentages are more than fifty percent (50%) if action is by written consent (both such groups are referred to herein as a “Majority” of the members). On matters requiring action by the managers, each manager shall be entitled to one (!) vote. A matter submitted to a vote at a meeting at which a quorum of the managers is present shall be deemed approved if the votes in favor exceed those against the matter

Action Without Meeting; By Consent. The members may take such action without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting.

Proxy. On any matter that is to be voted on by members, the members may vote in person or by proxy.

ARTICLE III

ALLOCATION OF PROFITS AND LOSSES

(a) Allocations. The profits and losses of the Company shall be allocated among the members, and among classes or groups of members. Profits and losses shall be allocated on the basis of the agreed value (as stated in the records of the limited liability company) of the contributions made by each member to the extent they have been received by the limited liability company and have not been returned.

ARTICLE IV

ASSIGNMENT OF LIMITED LIABILITY COMPANY INTEREST

(a) Exceptions. The limited liability company interest is assignable in whole or in part by the majority vote of its members.

(b) Assignee’s Rights. The assignee of a member’s limited liability company interest shall have no right to participate in the management of the business and affairs of the limited liability company except upon:

(I) The approval of all of the members of the limited liability company other than the member assigning his or her limited liability company interest; or

(2) Compliance with any procedure provided for in the limited liability company agreement.

Unless otherwise provided in the limited liability company agreement:

(a) An assignment of the limited liability company interest does not entitle the assignee to become or to exercise any rights or powers of a member;

(b) An assignment of the limited liability company interest entitles the assignee to share in such profits and losses, to receive such distribution or distributions, and to receive such allocation of income, gain, loss, deduction, or credit or similar item to which the assignor was entitled, to the extent assigned; and

(c) A member ceases to be a member and to have the power to exercise any rights or powers of a member upon assignment of all of the member’s limited liability company interest. Unless otherwise provided in the limited liability company agreement, the pledge of or granting of a security interest, lien, or other encumbrance in or against any or all of the limited liability company interest of a member, shall not cause the member to cease to be a member or to have the power to exercise any rights or powers of a member.

ARTICLE V

MANAGEMENT OF LIMITED LIABILITY COMPANY

Member. The name and address of the sole member of the Company and the initial percentage ownership (“Ownership Percentage”) interests are as follows:

Name and Address	Percentage Ownership

Cardtronics, Inc.	100%

Management and Operation. The Member hereby consent that the management and operation of the Company will be performed by the following individuals, in the capacity set forth opposite their names:

Name

Jack Antonini	President

Michael E. Keller	Secretary

Each such individual shall serve until the earlier of his or her resignation or removal by a majority vote of the members.

Additional officers’ positions may be created at the discretion of the Chairman. In the day to day management and operation of the Company, each of the officers identified above, as well as any hereafter appointed by the Chairman, shall have similar duties, responsibilities and authorities as such officer’s counterpart at Cardtronics, Inc.

Signed:

Member:

CARDTRONICS, INC.

By:	/s/ Michael E. Keller

Name:	Michael E. Keller

Title:	Secretary

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